UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 17, 2006

                            MDU Resources Group, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                    1-3480                 41-0423660
(State or other jurisdiction of       (Commission           (I.R.S. Employer
         incorporation)              File Number)          Identification No.)

                            1200 West Century Avenue
                                  P.O. Box 5650
                        Bismarck, North Dakota 58506-5650
                    (Address of principal executive offices)
                                   (Zip Code)
        Registrant's telephone number, including area code (701) 530-1000



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 16, 2006, the Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the "Company") recommended that the base salary for Terry
D. Hildestad be increased, effective August 18, 2006, from $525,000 to $625,000, in connection with his election as President and Chief Executive Officer of the Company. The Board of Directors approved the salary increase on August 17, 2006.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) As previously announced, Martin A. White, Chairman and Chief Executive Officer of the Company, retired on August 17, 2006 in accordance with the mandatory retirement provisions in the Company's bylaws. The Company's bylaws provide that Mr. White as a high ranking executive was ineligible to serve as a director and officer beyond the first regular meeting of the Board of Directors after the date he reached age 65.

Robert L. Nance also retired from the Board of Directors of the Company on August 17, 2006 in accordance with the mandatory retirement provisions in the Company's bylaws. Mr. Nance as a nonemployee director was ineligible to continue on the Board beyond the first regular meeting of the Board after the date he reached age 70.

(c) and (d) On August 17, 2006, the Board of Directors elected Terry D. Hildestad as President and Chief Executive Officer of the Company effective August 17, 2006. Mr. Hildestad was also elected to the Board of Directors effective August 17, 2006.

Mr. Hildestad, age 57, had served as president and chief operating officer of the Company since May 1, 2005. He was president of Knife River Corporation, the Company's construction materials and mining subsidiary, from January 1, 1991 until May 19, 1993, when he was named president and chief executive officer; he served in that position until May 1, 2005.

Mr. Hildestad has a change of control employment agreement with the Company that was entered into in November 1998. If a change of control occurs, the agreement provides for a three-year employment period from the date of the change of control, during which the executive is entitled to receive a base salary not less than the highest amount paid within the preceding twelve months, and annual bonuses not less than the highest bonus paid within the three years before the change of control, and to participate in the Company's incentive, savings, retirement and welfare benefit plans.

The agreement also provides that specified severance payments and benefits would be provided if the executive's employment is terminated during the employment period (or if connected to the change of control, prior thereto) by the Company, other than for cause or disability, or by the executive for good reason, which includes for any reason during the 30-day period beginning on the first anniversary of the change of control.

In such event, the executive would receive an amount equal to three times his annual base pay plus three times his highest annual bonus (as defined). In addition, he would receive (i) an

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immediate pro-rated cash-out of his bonus for the year of termination based on the highest annual bonus and (ii) an amount equal to the excess of (a) the actuarial equivalent of the benefit under Company qualified and nonqualified retirement plans that he would receive if he continued employment with the Company for an additional three years over (b) the actual benefit paid or payable under these plans.

The executive and his family would continue to be covered by the Company's welfare benefit plans for three years. The executive would also receive outplacement benefits. Finally, the executive would receive an additional payment if necessary to make him whole for any federal excise tax on excess parachute payments imposed upon the executive, unless the total parachute payments were not more than 110% of the safe harbor amount for that tax (in which event the executive's payments would be reduced to the safe harbor amount).

For these purposes, "cause" generally means the executive's willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or misconduct materially injurious to the Company. "Good reason" generally includes the diminution of the executive's position, authority, duties or responsibilities, the reduction of the executive's pay or benefits, and relocation or increased travel obligations.

Subject to certain exceptions described in the agreement, a "change of control" is defined in general as (i) the acquisition by an individual, entity or group of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors without the approval of a majority of the members of the Board who were members of the Board as of the agreement date or whose election was approved by such Board members; (iii) a merger or similar transaction; or (iv) the stockholders' approval of the Company's liquidation or dissolution.

ITEM 8.01         OTHER EVENTS.

Harry J. Pearce was elected Chairman of the Board of the Company on August 17, 2006. Mr. Pearce, age 63, had served as lead director since February 15, 2001.


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ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

     (d)  Exhibits.

     Exhibit
     Number     Description of Exhibit
     -------    ----------------------
     10.1       Terry D. Hildestad 2006 Base Compensation, effective August 18,
                2006

     99.1       Press Release Announcing Retirement of Martin A. White

     99.2       Press Release Announcing Retirement of Robert L. Nance

     99.3 Press Release Announcing Appointment of Terry D. Hildestad as President, CEO and Director

     99.4 Press Release Announcing Election of Harry J. Pearce as Chairman of the Board



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 22, 2006

                                           MDU Resources Group, Inc.

                                           By:   /s/ Paul K. Sandness
                                                 --------------------
                                                  Paul K. Sandness
                                                  General Counsel and Secretary




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